UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934
DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED)
December 7, 2006
QUINTANA MARITIME LIMITED
(Exact name of registrant as specified in its charter)

Marshall Islands	000-51412	98-0453513
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)
Quintana Maritime Limited
c/o Quintana Management LLC
Pandoras 13 & Kyprou Street
166 74 Glyfada
Greece
(Address of principal executive office)
011-30-210-898-6820
(Registrant’s telephone number, including area code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement
     On December 7, 2006, the Board of Directors of the Company, upon the recommendation of the Compensation, Nominating & Governance Committee, established 2007 salaries and 2006 bonuses for its executive officers. Messrs. Molaris, Frantzeskakis, Cornell, and Putman will receive $380,500, $300,000, $220,000, and $200,000 in salary, respectively. Discretionary bonuses awarded by the Board reflect performance bonuses for 2006. The bonuses awarded to Messrs. Molaris, Frantzeskakis, Cornell, and Putman were $275,000, $145,000, $110,000, and $50,000, respectively.
     On December 11, 2006, the Company entered into a Consultancy Agreement (the “Agreement”) with Shipmanagement Consultants Inc., a Marshall Islands company. The Agreement was retroactively effective as of January 1, 2006 and renews until it is terminated in accordance with the terms of the Agreement. Under this agreement, the Company has agreed to pay Shipmanagement Consultants Inc. approximately $1 million per year in exchange for offshore consulting services provided to the Company. Amounts paid under the Agreement will indirectly benefit existing employees, including certain executive officers, of the Company and will be paid in the stead of compensation paid directly to those employees by the Company. Accordingly, the Company does not expect the Agreement to have any incremental burden on its financial condition or results of operations. To the extent amounts paid under the Agreement are paid to persons with respect to whom the Company is required to disclose compensation under Item 402 under Regulation S-K of the SEC or any other relevant rule, the Company will report amounts paid under the Agreement as though the amounts were paid directly to such persons.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

QUINTANA MARITIME LIMITED
By:	/s/ Steve Putman
Steve Putman
Vice President and General Counsel

Dated: December 12, 2006